Exhibit 10.12

March 13, 2020

Michael Kamarck, PhD

330 Mission Bay N, #401
San Francisco, CA 94158

Dear Michael,

This letter agreement (the “Amendment”) serves to amend your August 28, 2019 amended offer letter agreement (the “Amended Offer Letter”) with Vir Biotechnology, Inc. (“VirBio” or the “Company”) regarding your employment with the Company.

Specifically, as we have discussed and agreed, the Company will offer you a housing/personal travel allowance pursuant to the terms set forth below, effective as of March 1, 2020 (the “Effective Date”):

Housing/Personal Travel: It is a condition of your continued employment with the Company that you maintain a residence in the San Francisco area. You will receive a housing/personal travel allowance in the amount of $10,000 per month, subject to all applicable deductions and withholding, for each month you remain employed with the Company from the Effective Date through February 1, 2022, paid on the last payroll date of each such month. For the avoidance of doubt, this paragraph shall not be construed as to require you to sell any residence located outside of the San Francisco area.

Except as set forth herein, all of the terms and conditions set forth in your Amended Offer Letter are unchanged and remain in effect.

This Amendment, together with the Amended Offer Letter, any exhibits thereto, your CIIAA, the Severance Plan, and any documentation related to your equity interests, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. No term or provision of this Amendment may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.   This Amendment will be governed by the laws of California.  If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Amendment may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

If you are in agreement with the terms set forth above, please sign below and return the signed Amendment to your Amended Offer Letter.

/s/ George Scangos
George Scangos Chief Executive Officer

Understood and Accepted:

/s/ Michael Kamarck	March 13, 2020
Michael Kamarck, PhD	Date
mkamarck@vir.bio
Email